Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Signs Block XXII and Block XXIII License Contracts

HOUSTON—November 26, 2007—BPZ Resources, Inc., d/b/a BPZ Energy (AMEX:BZP) today announced the signing of two new license contracts for exploration and production of hydrocarbons, thus obtaining exclusive rights to Blocks XXII and XXIII located in northwest Peru.

The license contracts were signed on Wednesday November 21, 2007 in a ceremony at the Presidential Palace hosted by the President of Peru, Mr. Alan Garcia.  Present at the ceremony were representatives from 12 companies who signed 18 such license contracts for exploration and production of hydrocarbons in Peru.  During the ceremony, broadcasted nationally on television and radio in Peru, President Garcia noted the companies involved would be investing in Peru’s economic growth and that the country welcomed this type of investment.  Also, Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, was asked to address the attendees and the national television and radio audiences.  Mr. Zúñiga stressed that each company in attendance has not only been afforded an opportunity, but a larger responsibility to do business the right way in Peru.  He also applauded the leaders and staff at Perupetro, noting that they are very accessible and ready to assist all companies to promote each company’s success.

The signing of Block XXII and Block XXIII completes the approximately 2.4 million acres, in conjunction with Blocks Z-1 and XIX, the Company initially plans to develop in northwest Peru.

Block XXII

This block covers approximately 948,000 acres and is located onshore in the Lancones basin, although its southern sector also covers the productive Talara basin of northwest Peru, near the Talara Refinery.  During the initial seven-year exploration phase the company has committed to shoot 200 km of 2D seismic and drill 4 exploration wells.  The term of the license contract is for 30 years in the case of oil and 40 years in case of gas.  Royalties start at 15% if and when production is less than 5,000 barrels of oil equivent per day (boepd) and are capped at 30% if and when production surpasses 100,000 boepd.

Block XXIII

This block covers approximately 248,000 acres and is located onshore between the Company’s offshore Block Z-1 and onshore Block XIX in northwest Peru.  This block is located in the Tumbes basin, although in its southern section Talara basin sediments maybe found deeper.  The term and royalties are similar to those of Block XXII.  During the initial seven-year exploration phase the company has committed to shoot 400 km of 2D seismic, 600 square km of 3D seismic, and drill 4 exploration wells.

Mr. Zúñiga stated “This is a big day for BPZ Energy and for Peru.  To have this kind of event here at the Presidential Palace is truly amazing.  I was deeply honored to have the opportunity to speak before President Garcia, the leaders and management of Perupetro and on behalf of the various companies signing license contracts.  As a native of Peru, I wanted to stress that BPZ Energy has been doing the right things here since the beginning of our operations to develop hydrocarbons, and to give back to the people and communities of Peru.”  Mr. Zúñiga continued “These two new license contracts will now allow us to implement the geologic models we have been developing during the past few years.  We look forward providing more details on these two blocks as they become available.”

License contracts were signed by companies from seven countries; such as Pacific Stratus Energy and Talisman from Canada; BPZ Energy, Hunt Oil, Occidental Oil and Gas, and Vetra Peru from the United States; Ecopetrol from Colombia; Petro-Tech Peruana from Peru; Pan Andean Resources from Ireland; ZSN PE from Russia; PVEP Peru from Vietnam; and SK Energy from Korea.  The 18 contracts signed during the ceremony were a record for Perupetro during any single event.  Additional information on the latest licensing round in Peru can be found at www.perupetro.com.pe.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

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